Exhibit 99.1
CNX Gas Announces Retirement of Ronald E. Smith
Pittsburgh (March 26, 2007)—CNX Gas Corporation (NYSE: CXG) announced today that Ronald E. Smith, executive vice president and chief operating officer, has elected to retire, effective March 23, 2007, after 35 years with CNX Gas and CONSOL Energy Inc. (NYSE: CNX).
Nicholas J. DeIuliis, president and chief executive officer said, “Ron Smith has been with gas operations since its inception in the early ’80s. His vision, experience, and leadership were an inspiration to a generation of employees. His contributions will be missed. We wish Ron the very best in his retirement.”
On naming a replacement, Mr. DeIuliis said, “We have a strong operations team with forceful leaders in each of our four active areas. Those leaders will report directly to me until a successor has been selected.”
Description of CNX Gas
CNX GAS CORPORATION is an independent natural gas exploration, development, production and gathering company operating in the Appalachian Basin of the United States. In May 2006, Business Week cited CNX Gas in its survey of Hot Growth Companies. Effective June 30, 2006, CNX Gas was added to the membership of companies included in the Russell 3000(R) Index and the Russell Midcap(R) Index. Recently, CNX Gas was named as a finalist by Platts for its “Hydrocarbon Producer of the Year” award.
Contact:
Dan Zajdel
Vice President — Investor and Public Relations
(412) 854-6719
danzajdel@cnxgas.com
www.cnxgas.com